UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2006 (February 8, 2006)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico

(State or other jurisdiction of incorporation)

001-31381	66-0532217
(Commission File Number)	(I.R.S. Employer Identification No.)

280 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

By letter dated February 8, 2006, as amended on February 14, 2006, the Office of Thrift Supervision (“OTS”) informed the Board of Directors of R-G Crown Bank (“Crown Bank”), a wholly owned federal savings bank subsidiary of R&G Financial Corporation (the “Company”), that because of its lack of information regarding the status of both the Company’s ongoing financial restatement process as well as the current investigation of the Company being conducted by the Securities and Exchange Commission, it was imposing certain restrictions and requirements upon Crown Bank. The OTS letter expressly stated that the letter was not being issued as the result of Crown Bank’s financial position or based upon any regulatory compliance issues relating to Crown Bank. Further, the OTS letter indicated that Crown Bank is not considered to be a “troubled institution,” as defined in OTS regulations, and is not subject to any restrictions that would be applicable to “troubled institutions”.

The restrictions set forth in the OTS letter include:

(1) Crown Bank is not to pay any dividend to its parent without the prior approval of the Regional Director; provided, however, Crown Bank may pay dividends of up to $4.0 million annually to its immediate holding company, R&G Acquisition Holdings Corporation (“RAC”), to be used solely by RAC for the payment of interest on RAC’s currently outstanding trust preferred securities as long as Crown Bank continues to be well-capitalized following payment of any such dividend to RAC.

(2) Crown Bank is not to enter into any “covered transaction” with the Company or any of its affiliates without the written approval of the Regional Director. Covered transactions include:

(a) loans or extensions of credit to affiliates,

(b) purchases of or investments in securities of affiliates,

(c) purchases of assets, including assets subject to agreements to repurchase, from affiliates,

(d) acceptance of securities issued by affiliates as collateral for a loan or extension of credit, and

(e) issuance of guarantees, acceptances, or letters of credit on behalf of affiliates.

(3) Crown Bank is not to enter into agreements to sell whole loans to the Company or its affiliates.

(4) Crown Bank is not to sell loan participations to the Company or its affiliates in excess of 25% of Crown Bank’s total capital, and is not to sell additional loan participations to the Company or its affiliates without the prior written approval of the OTS to the extent that Crown Bank currently has sold loan participations outstanding in excess of 25% of its total capital.

(5) Crown Bank is not to make payments to the Company or its affiliates pursuant to any tax sharing agreement without the prior written approval of the Regional Director.

(6) R-G Crown Bank is not to make payments to the Company or its affiliates via an intercompany account or arrangements, unless the payment is pursuant to a pre-existing agreement for services in the normal course of business.

(7) No executive officer of the Company or its affiliates is to become an employee, or provide consulting services to, Crown Bank without the prior written approval of the Regional Director.

Many of the restrictions and requirements set forth in the OTS letter involve activities or conduct that Crown Bank does not currently engage in. In addition, the exception relating to the payment of dividends enables Crown Bank’s

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immediate holding company, RAC, to continue servicing the interest payments on its trust preferred securities. Such interest payment amounts to approximately $4.0 million annually. However, Crown Bank currently has funded loan participations and unfunded commitments for loan participations in excess of 25% of its total capital. Consequently, Crown Bank may not presently sell any additional loan participations without the prior written approval of the OTS until its level of outstanding participations is less than 25% of its total capital. Since the Company acquired Crown Bank in 2002, Crown Bank has been able to originate larger loans than would otherwise have been permissible under its loans to one borrower requirements because of its ability to readily participate larger portions of such loans to its larger, Puerto Rico affiliates. To the extent that Crown Bank desires to engage in the sale of loan participations to its affiliates in excess of such limitation, Crown Bank’s commercial loan origination capability could be adversely impacted if the OTS were not to grant approval of such transactions.

*        *        *        *

Portions of the disclosure contained in this Current Report on Form 8-K that are not statements of historical fact are forward-looking statements, which are statements regarding the Company’s beliefs, plans, expectations or intentions regarding the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION

Date: February 14, 2006

	By:	/s/ Vicente Gregorio
Vicente Gregorio
Chief Financial Officer

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